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                                                                 EXHIBIT 99.4(c)

                   INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

THIS ENDORSEMENT IS A PART OF THE POLICY TO WHICH IT IS ATTACHED.

This policy is issued to provide an annuity at retirement within the provisions of Section 408 of the Internal Revenue Code ("IRC"). It is hereby changed by the addition of the following provisions:

1. Except in the case of divorce (pursuant to a valid written divorce decree), this policy is nontransferable. This means that, except in the case of divorce, no portion of the Annuitant's interest in the policy can be transferred or assigned to any person or entity other than the Company.

2. The entire interest of the Annuitant in the policy is nonforfeitable. The policy is established for the exclusive benefit of the Annuitant and his or her beneficiaries.

3. The Annuitant may pay premiums under the policy, up to the limits specified in paragraph 4 below, only if the Annuitant has not reached age 70 1/2 by the end of the year and has taxable compensation for the year. Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code (S) 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-
employed retirement plan).   For purposes of this definition, (S) 401(c)(2)
shall be applied as if the term trade or business for purposes of (S) 1402
included service described in subsection (c)(6).   Compensation does not include
amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not included in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under (S) 71 with respect to a divorce or separation instrument described in subparagraph (A) of
(S) 71(b)(2).

4. Except in the case of a rollover contribution (as permitted by IRC Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10) or 408(d)(3)), the premium for this policy together with other policies or accounts qualifying under IRC Sections 408(a), 408(b) and 408A cannot exceed $2,000 or the limit in effect under IRC Section 219(b)(1), as amended, for any taxable year. If the Annuitant has purchased the policy for the purpose of receiving employer contributions under a Simplified Employee Plan ("SEP"), the maximum annual premium (other than rollover contributions) shall be determined according to the provisions of the SEP. All premium payments must be paid in cash or by check or money order. The
contract does not require fixed contributions.   No contributions will be
accepted under a SIMPLE IRA Plan established by any employer pursuant to
(S) 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA Plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA Plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA Plan.
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5.  Except as provided in paragraph 9 below, the Annuitant's entire interest in the policy must be distributed, or begin to be distributed, by the Annuitant's required beginning date. The required beginning date is April 1 following the calendar year in which the Annuitant reaches age 70 1/2. For each succeeding year, a distribution must be made on or before December 31. The payment option selected by the Annuitant must be one which provides for payment of benefits at least as rapidly as one of the following:

     a. a single sum payment,

     b. equal or substantially equal payments over the life of the Annuitant,

     c. equal or substantially equal payments over the lives of the Annuitant and his or her beneficiary,

     d. equal or substantially equal payments over a specified period that may not be longer than the Annuitant's life expectancy, or,

     e. equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Annuitant and his or her beneficiary.

Payments under this paragraph must be non-increasing, or may increase as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Regulations.

6. If the Annuitant dies, before his or her entire interest is distributed, the payment option pursuant to which benefits are paid after the Annuitant's death must be one which provides for payment of benefits at least as rapidly as one of the following:

    a. If the Annuitant dies on or after required distributions have begun, the entire remaining interest must be distributed at least as rapidly as under the distribution method in effect as of the Annuitant's death, or

    b. If the Annuitant dies before required distributions have begun, the entire remaining interest must be distributed as elected by the Annuitant or, if the Annuitant has not elected, as elected by the beneficiary or beneficiaries at least as rapidly as follows:

    1. by December 31st of the year containing the fifth anniversary of the Annuitant's death; or,

    2. in equal or substantially equal payments over the life or life expectancy of the beneficiary or beneficiaries starting by December 31st of the year following the year of the Annuitant's death. If, however, the beneficiary is the Annuitant's surviving spouse, then this distribution is not required to begin before December 31st of the year in which the Annuitant would have turned age 70 1/2.

    If the designated beneficiary is the Annuitant's surviving spouse, the spouse may elect to
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    treat the contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the contract, makes a rollover to or from such contract or fails to elect any of the above provisions.

Distributions under this section are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date, or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under Section 1.401(a)(9)-1 of the Proposed Regulations.

7. For purposes of paragraphs 5 and 6 above, life expectancy shall be computed by the use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

Unless otherwise elected by the Annuitant prior to the commencement of distributions under paragraph 5 above or, if applicable, by the surviving spouse where the Annuitant dies before distributions have commenced, the life expectancy of the Annuitant, or the spouse, shall not be recalculated annually for purposes of distributions under paragraphs 5 and 6 above. An election to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary shall not be recalculated.

Life expectancy will be calculated using the attained age of such beneficiary during the calendar year during which the individual attained the age of 70 1/2, and payments for subsequent years should be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year that life expectancy was first calculated.

8. In addition to the distribution requirements set forth in paragraphs 5, 6 and 7 above, all distributions shall be in accordance with the minimum distribution requirements of IRC Section 408(b)(3) and the regulations thereunder (including the incidental death benefit provisions of Section 1.401(a)(9)-2 of the proposed regulations).

9. The Annuitant may satisfy the minimum distribution requirements under Sections 408(a)(6) and 408(b)(3) of the Internal Revenue Code by receiving a distribution from one individual retirement annuity or individual retirement account that is equal to the amount required to satisfy the minimum distribution requirements. For this purpose, the owner of two or more individual retirement annuities or individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524 to satisfy the minimum distribution requirements.

10. Any refund of premiums, other than refunds attributable to excess contributions, will be applied before the close of the calendar year following the year of the refund toward the payment of future premiums or the purchase of additional benefits.

11. The issuer of an individual retirement annuity shall furnish annual calendar year reports concerning the status of the annuity.

12. The Annuitant acknowledges and agrees that it is his or her responsibility and not the
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responsibility, of United Investors Life Insurance Company to comply with the required distribution rules set forth in paragraph 5 through 9.

13. If the provisions of the Internal Revenue Code relating to Individual Retirement Annuities (IRA) are changed or amended from time to time, the language of this endorsement may be more or less restrictive than allowed by the Internal Revenue Code. In such case, the current provisions of the Internal Revenue Code will apply. We may amend this contract from time to time to comply with the provisions of the Code, related regulations, and other published guidance.

In witness whereof, we have caused this endorsement to be effective as of the date of issue of the policy to which it is attached.


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Secretary                                    President